UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 25, 2012

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2012, David Porter joined Heritage Bank of Commerce (the “Bank”), the banking subsidiary of Heritage Commerce Corp (the “Company”), as an Executive Vice President and Chief Credit Officer.  Mr. Porter was formally with Pacific Capital Bancorp from 2003 through May 2012, where his last position was Executive Vice President/ Regional Credit Manager (following the company’s recapitalization in August 2010), after serving four years as Chief Credit Officer. Prior to joining Pacific Capital Bancorp, Mr. Porter had over 30 years of prior banking experience holding positions of increasing responsibility primarily with community banks. Mr. Porter has a Bachelor of Science in Economics and a Master of Business Administration, Finance and Accounting degrees from the University of California Los Angeles.

Also on June 25, 2012, Mr. Porter entered into an employment agreement with the Company and the Bank.  The agreement is for one year and, thereafter, it will be automatically renewed annually for one year terms.  Under the agreement, Mr. Porter will receive a $50,000 signing bonus, $6,000 per month (for up to three months) for temporary residence, and up to $10,000 for moving expenses.  Mr. Porter will receive an annual salary of $250,000 with annual increases, if any, as determined by the Company’s Chief Executive Officer and Board of Directors Compensation Committee’s annual review of executive salaries.  Mr. Porter will be eligible to participate in the Company’s Management Incentive Plan.  Mr. Porter will also be eligible to participate in Company’s 401(k) plan, under which he may receive matching contributions.  Mr. Porter will receive at no cost to him group life, health, accident, and disability insurance coverage for himself and his dependents.  Mr. Porter will also receive an automobile allowance in the amount of $700 per month.

If Mr. Porter’s employment is terminated by the Bank without Cause, he will be entitled to a lump sum payment equal to one times the sum of his Base Salary and his Average Annual Bonus.  During a Change of Control Period if Mr. Porter’s employment is terminated or there occurs, without Mr. Porter’s written consent, a material adverse change in the nature and scope of his position, responsibilities, duties or a change of 30 miles or more in his location of employment, or any material reduction in his compensation or benefits and Mr. Porter voluntarily terminates his employment (a good reason resignation), he will be entitled to a lump sum payment of two times the sum of his Base Salary and his Average Annual Bonus.  If Mr. Porter’s employment agreement is terminated without Cause, his health insurance benefits will continue for an additional 12 months from the date of termination.  If Mr. Porter’s employment is terminated as a result of a Change in Control during the Change of Control Period, or for a good reason resignation as a result of a Change in Control, these benefits will continue for an additional 24 months from the date of termination.

Under the employment agreement, the Company agreed to issue 30,000 shares of restricted stock to Mr. Porter.  The restricted stock will be subject to the terms of the Heritage Commerce Corp 2004 Amended and Restated Equity Incentive Plan and a restricted common stock agreement. The restricted common stock will be subject to a two year cliff vesting which results in the stock being fully vested two years from the grant date.

Following the termination of his employment, Mr. Porter has agreed to refrain from certain activities that would be competitive with the Company and the Bank within the counties in California in which the Bank has located its headquarters or branch offices.

A copy of Mr. Porter’s employment agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(D)	Exhibits

	10.1	David Porter Employment Agreement dated as of June 25, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: June 25, 2012	By:	/s/ Walter Kaczmarek
Walter Kaczmarek
Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	David Porter Employment Agreement dated as of June 25, 2012